Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 30, 2015 with respect to the combined financial statements of First Wind Operating Entities incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-204033) and related Prospectus of TerraForm Power, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 17, 2015